Exhibit 5.1
[Letterhead of Debevoise & Plimpton LLP]
August 17, 2011
Delta Air Lines, Inc.
1030 Delta Boulevard
Atlanta, GA 30354
Delta Air Lines, Inc.
Pass Through Certificates, Series 2011-1B
Ladies and Gentlemen:
     We have acted as special counsel to Delta Air Lines, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-3 (Registration No. 333-167811) (the “Registration Statement”) and in connection with the issuance and sale by the Company today of $102,000,000 face amount of Pass Through Certificates, Series 2011-1B (the “Pass Through Certificates”) pursuant to the Underwriting Agreement, dated August 12, 2011 (the “Underwriting Agreement”), between the Company and Citigroup Global Markets Inc., as underwriter. The Pass Through Certificates have been issued under the Pass Through Trust Agreement, dated as of November 16, 2000 (the “Pass Through Trust Agreement”), between the Company and U.S. Bank Trust National Association (as successor-in-interest to State Street Bank and Trust Company of Connecticut, National Association) (“U.S. Bank Trust”), as pass through trustee for the trust relating to the Pass Through Certificates (the “Trustee”), as supplemented by the Trust Supplement 2011-1B, dated as of August 17, 2011 (the “Trust Supplement”). As used herein, the term “Prospectus” means the final prospectus supplement relating to the Pass Through Certificates in the form filed with the Commission pursuant to Rule 424(b) under the Act on August 12, 2011.
     In rendering the opinions expressed below, (a) we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the Prospectus, the Pass Through Trust Agreement, the Trust Supplement and the Pass Through Certificates and such other instruments and certificates of public officials, officers and representatives of the Company and others as we have deemed necessary or appropriate for purposes of such opinions, (b) we have examined

Delta Air Lines, Inc.	August 17, 2011
     and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us and the representations and warranties contained in or made pursuant to the Underwriting Agreement and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies and (iv) the legal capacity of all natural persons executing documents. We also have relied upon, and have assumed the accuracy of, the representations and warranties as to factual matters contained in the Pass Through Trust Agreement and Trust Supplement that we have examined. We have further assumed that the Pass Through Certificates have been issued, delivered and paid for in accordance with the terms of the Underwriting Agreement.
     Based on and subject to the foregoing and subject to the further qualifications and assumptions set forth below, we are of the opinion that the Pass Through Certificates constitute the valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with their terms, and the holders of such Pass Through Certificates are entitled to the benefits of the Pass Through Trust Agreement and the Trust Supplement.
     Our opinions set forth above are subject to the effects of: (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws and other similar laws relating to or affecting lessors’, creditors’ or secured parties’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding at law or in equity), (iii) concepts of good faith, reasonableness and fair dealing, and standards of materiality and (iv) limitations on the validity or enforceability of indemnification, contribution or exculpation under applicable law (including court decisions) or public policy. Without limiting the foregoing, we express no opinion as to the validity, binding effect or enforceability of any provision of the Pass Through Certificates or the Pass Through Trust Agreement, as amended by the Trust Supplement, that purports to (a) waive, release or vary any defense, right or privilege of, or any duties owing to, any party to the extent that such waiver, release or variation may be limited by Section 1-102(3) of the Uniform Commercial Code (as in effect in any applicable jurisdiction) or other provisions of applicable law, (b) constitute a waiver of inconvenient forum or improper venue, (c) relate to the subject matter jurisdiction of a court to adjudicate any controversy or (d) provide that any prohibited or unenforceable provision thereof may be severed without invalidating the remaining provisions thereof. In addition, the enforceability of any provision in the Pass Through Certificates or the Pass Through Trust Agreement, as amended by the Trust Supplement, to the effect that (x) the terms thereof may not be waived or modified except in writing or (y) certain

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determinations made by one party shall have conclusive effect, may be limited under certain circumstances. We express no opinion as to any provisions of the Pass Through Certificates or the Pass Through Trust Agreement, as amended by the Trust Supplement, relating to the submission to the jurisdiction of any court other than the courts of the State of New York sitting in the County of New York and the United States District Court for the Southern District of New York, and we express no opinion as to whether a United States Federal court would accept jurisdiction in any dispute, action, suit or proceeding arising out of or relating to the Pass Through Certificates or the Pass Through Trust Agreement, as amended by the Trust Supplement, or any of the transactions contemplated thereby.
     We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the Federal laws of the United States of America, as currently in effect, in each case that in our experience are normally applicable to transactions of this type, except that we do not express any opinion concerning aviation laws (including without limitation Title 49 of the U.S. Code, the Cape Town Treaty or any other laws, rules, or regulations of the United States of America or promulgated under the Cape Town Treaty relating to the acquisition, ownership, registration, leasing, financing, mortgaging, use or operation of any aircraft, aircraft engines or any part thereof) or other laws, rules or regulations applicable to the particular nature of the equipment subject to the Pass Through Trust Agreement, as amended by the Trust Supplement, or the business conducted by the Company or the Trustee. In addition, we express no opinion with respect to the antitrust, bankruptcy, environmental, securities or tax laws of any jurisdiction. Our opinions expressed above are limited to the laws of the State of New York governing the enforceability of contracts as such.
     In rendering the opinions set forth above, we have assumed that each of the Company and the Trustee is duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation and has the full power and authority to carry on its business and to execute and deliver and, as applicable, issue and authenticate the Pass Through Trust Agreement, the Trust Supplement and the Pass Through Certificates, and to perform its obligations thereunder. We have further assumed that the execution and delivery by each of the Company and the Trustee of the Pass Through Trust Agreement, the Trust Supplement and the Pass Through Certificates and the performance of their respective obligations thereunder (i) do not and will not contravene, violate, conflict with, breach, or constitute (with or without notice or lapse of time) a default under, or result in the creation of a lien upon any of its properties under, the terms of (x) its charter or by-laws or other constituent documents, (y) any agreement, instrument, obligation, or contract to which it is a party or by which it or its properties may be bound or (z) any applicable law, rule, or regulation or any applicable requirement or restriction imposed by any court, tribunal, or governmental body and (ii) do not and will not require any consent, approval, authorization, registration, or filing under any applicable law, rule, or

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regulation (other than those that have been obtained). We have exclusively relied, with your permission, on certain matters set forth in the opinion of Shipman & Goodwin LLP, counsel to U.S. Bank Trust, dated today and delivered to you.
     We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof and incorporated by reference in the Registration Statement and to the use of our name under the caption “Validity of the Class B Certificates” in the Prospectus. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Debevoise & Plimpton LLP

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